Exhibit 99.1

NEWS

(XLG)
FOR IMMEDIATE RELEASE:	September 22, 2003

Contact:	Graham R. Bullick, Ph.D., President, Price Legacy Corporation.
Excel Centre, 17140 Bernardo Center Drive, Suite 300, San Diego, CA 92128 (858) 675-9400

PRICE LEGACY ANNOUNCES RESTRUCTURING PLANS

San Diego, CA. (September 22, 2003) — Price Legacy Corporation announced today that it is pursuing a series of transactions intended to result in a significant simplification of its capital structure and that it is making changes in its senior management.  While the specific terms of such transactions remain subject to further analysis, continuing review and approval of the Board of Directors, evaluation in light of market conditions as well as regulatory reviews and consents of third parties (including stockholders), the transactions may include the following:

1.               a 1-4 reverse split of Price Legacy’s common stock;

2.               an offer to exchange common stock for the outstanding Series A Preferred Stock of Price Legacy;

3.               the eventual redemption (at $16 per share) of the Series A  Preferred shares that do not accept the exchange offer (subject to the availability of requisite financing); and

4.                                       an exchange of common stock for the Company’s Series B Preferred Stock.

The precise terms of these transactions will be determined based on continuing review of the Company and its properties and other factors, and remain subject to significant uncertainties, including the possibility of intervening events.  There can be no assurance that any or all of them will be completed.  However, the transactions are expected to be governed primarily by the following goals and assumptions:

A.      the Company, after completion of the transactions, will have a simplified capital structure, with a single class of equity securities outstanding;

B.      Solely for purposes of these transactions, the common stock will be treated as having a fair value of $4.00 per share ($16 post-split);

C.      Valuing the common stock at $4.00 per pre-split share, the value of common stock that would be offered in exchange for Series A shares is expected to be in the range of $16.50 - $16.80, plus accrued dividends;

D.      Valuing the common stock at $4.00 per share, the 9% Convertible Preferred Shares, Series B, which currently receive dividends in the form of additional Series B shares, and are convertible at $5.56 per share, but which become entitled to annual cash dividends of $0.556 per share commencing June 18, 2005 would receive common stock value equal to $5.56 per share (plus accrued dividends), or 1.39 common shares (0.3475 post-split shares); and

E.      The payment of dividends on the common stock following the elimination of all or substantially all of the Preferred Stock, combined with the increased stock price attributable to the reverse stock split, should increase the marketability and liquidity of the common stock.

Assuming completion of the transactions as envisioned above (and assuming all Series A and Series B shares are exchanged for common stock), the Company would have approximately 46 million shares of common stock outstanding.

“The planned reorganization, which has been one of our long-term goals, will give the Company a simplified capital structure as well as a solid foundation from which to pay dividends to the common stockholders,” said Gary Sabin, Co-Chairman and CEO of Price Legacy.  As part of the restructuring, Mr. Sabin, together with Rick Muir, Vice-Chairman, Graham Bullick, President and Chief Operating Officer, and certain other members of the management team, have elected to resign as officers and directors of the Company effective October 15, 2003 for personal reasons and to enter the private real estate market.

The new management team will be led by Mr. Jack McGrory, currently Chairman of the Board, who will assume the additional position of Chief Executive Officer, Mr. Robert Siordia, who will become the Chief Operating Officer, and Mr. James Nakagawa, who will continue as Chief Financial Officer.

Additionally, Mr. McGrory announced that the Company intends to focus its efforts on the management and acquisition of high-quality income-generating properties and to segregate a number of its non-core assets for disposal (as an entirety or on an asset-by-asset basis) or development.  In conjunction with that segregation of assets, and the refocusing of the Company’s efforts, new management intends to evaluate and may significantly write down the value of the segregated assets which the Company decides to put up for immediate sale instead of developing or holding the assets.

Mr. McGrory also announced that the members of Price Legacy’s Board of Directors elected by holders of its Series A preferred stock have dismissed the litigation that was initiated against a director of Price Legacy elected by Warburg, Pincus Equity Partners, L.P., a significant holder of Price Legacy’s Series B preferred stock.

Mr. McGrory served as Chairman of the Board of Price Legacy’s predecessor, Price Enterprises, and as President and Chief Executive Officer of Price Enterprises from September 1997 to November 1999.  He was a director of the Company or one of its predecessor corporations from November 1999 to September 2001.  Mr. McGrory has also been a manager of The Price Group LLC, which is engaged in securities and real estate investments (and is one of the Company’s principal stockholders), since August 2000.

Mr. Siordia served as Vice President of West Coast operations for Price Enterprises from October 1994 to November 1999.  From February 2000 through March 2003, he was a Vice President for Deutsche Bank’s real estate group in Los Angeles.  Since March 2003, he has been employed by The Price Group, LLC.

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Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the

Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Price Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include changes in general economic conditions, real estate conditions, competition, litigation, financial performance of Price Legacy’s properties, joint ventures and investments, and environmental and other liabilities. The company refers you to the documents it files from time to time with the Securities and Exchange Commission available through the company’s website at www.PriceLegacy.com, which discuss these and other factors that could adversely affect the company’s results. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Price Legacy undertakes no obligation to update publicly or revise any forward-looking statements.